EXHIBIT 10.1

              [THE FIRST OF LONG ISLAND LETTERHEAD]

                                                  August 31, 2003

Mr. J. William Johnson

Dear Mr. Johnson:

      I refer to the letter employment agreement dated January 31, 1996 (the "Agreement) which, as heretofore amended, sets forth the terms and conditions of your employment by The First of Long Island Corporation ("FLIC") and its subsidiary, The First National Bank of Long Island (the "Bank").

      This will serve to confirm that the parties have agreed to amend the Agreement, effective as of the date hereof, as follows:

      1. Compensation. The Base Annual Salary, payable in accordance with
Section 3(a) of the Agreement, shall be One Hundred Ninety One Thousand Five Hundred Dollars ($191,500.00) per annum.

      2. Capacity. The text of Section "2" of the Agreement ("Capacity") is hereby deleted in its entirety and replaced by the following:

      "(a) You shall be employed as an officer of FLIC, in the capacity of Chairman of the Board of Directors of FLIC. You also agree to serve as officer and Chairman of the Board of Directors of the Bank upon your election as such. You shall be proposed for election to the Boards of Directors of the Bank and FLIC at each annual meeting of shareholders of the Bank and of FLIC, respectively, at which you must stand for election in order to continue as a director. You shall report directly to the Boards of Directors of the Bank and FLIC.

      (b) Your responsibilities shall consist of the normal and customary duties of a board chairman and shall also include the following:

            (i) Advising and consulting with the Chief Executive Officer of the Bank and FLIC with regard to matters relating to the management of the Bank and FLIC;

            (ii) Advising and consulting with senior officers of the Bank with regard to strategic planning and initiatives;


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Mr. J. William Johnson
Page Two
August 31, 2003

            (iii) Advising and consulting with the Chief Financial Officer and other senior officers of the Bank and FLIC with regard to financial and investment matters;

            (iv) Managing all matters relating to legislative issues affecting the business of FLIC and the Bank;

            (v)   Developing and enhancing customer relationships and good will.

      (c) You shall serve on such board committees of FLIC and the Bank as you deem appropriate, except for the Audit and Compensation and Stock Option Committees. You shall also chair such committees as you deem appropriate.

      (d) You agree to devote reasonable time to the faithful and diligent performance of your duties to FLIC and the Bank, it being understood that such duties will not require your full time and attention. You shall serve and further the best interests and enhance the reputation of FLIC and the Bank to the best of your ability."

      All other terms and conditions set forth in the Agreement, as heretofore amended, including, but not limited to, the term of the Agreement and renewal terms thereof, shall remain in full force and effect.

      This letter reflects the entire understanding with respect to the subject of modification of the Agreement.

      If the foregoing accurately sets forth our agreement, please so indicate by signing and returning the enclosed copy of this letter.

                                            Very truly yours,

                                            THE FIRST OF LONG ISLAND CORPORATION


                                        By: /s/ J. Douglas Maxwell, Jr.
                                            ------------------------------------
                                            J. Douglas Maxwell Jr., Director

Accepted and Agreed this
31st  day of August, 2003


/s/ J. William Johnson
-------------------------
J. William Johnson


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